                                [POLARIS LETTERHEAD]



                                                                 Exhibit 10(s)












                                   April 1, 1998



Mr. Thomas C. Tiller
19 Bear Brook Court
Clifton Park,  NY  12065



Dear Tom:

     On behalf of the Board of Directors of Polaris Industries Inc. ("Polaris"), I am pleased to offer you the position of President and Chief Operating Officer of Polaris. This letter will confirm the terms of your employment with Polaris.

     I.    TITLE AND POSITION.

     President and Chief Operating Officer of Polaris reporting to W. Hall Wendel, Jr., Chairman of the Board of Directors and Chief Executive Officer of Polaris. It is expected that you will be elected to the Board of Directors of Polaris as soon as practicable after you begin employment with Polaris. It is currently anticipated that you will become Chief Executive Officer of Polaris on the date of Polaris' 1999 Annual Meeting of Shareholders or, at the discretion of the Board of Directors of Polaris, at such earlier or later date as mutually acceptable to the Board and you.

     II.   DATE OF EMPLOYMENT.

     July 8, 1998.

     III.  BASE SALARY.

     $375,000 per year; reviewed annually by the Compensation Committee of the Board of Directors and Mr. Wendel. When you become Chief Executive Officer of Polaris, your annual base salary would be increased to $450,000 per year.

Mr. Thomas C. Tiller
April 1, 1998
Page 2


     IV.   CASH INCENTIVE COMPENSATION.

     You will be a "A" level executive under Polaris' bonus/profit sharing arrangements. The Compensation Committee of the Board of Directors of Polaris determines the actual amount of bonus/profit sharing awards to "A" level executives. However, the target payout for you as the President and Chief Operating Officer and/or Chief Executive Officer will be 200% of your base salary for the years ending December 31, 1998 and 1999. The minimum payment to you under the bonus/profit sharing arrangements will be 100% of your base salary (the "Guaranteed Bonus Amount") for the years ending December 31, 1998 and 1999.

     Bonus/profit sharing awards for any year are paid in cash during the first quarter of the following year.

     V.    STOCK-BASED INCENTIVE COMPENSATION.

     You will be an eligible participant under the Polaris Industries Inc. 1995 Stock Option Plan (as the same may be amended from time to time, the "Stock Option Plan") and the Polaris Industries Inc. Restricted Stock Plan (as the same may be amended from time to time, the "Restricted Stock Plan"). The Stock Option Plan and the Restricted Stock Plan are administered by the Stock Award Compensation Committee of the Board of Directors.

           A.  STOCK OPTIONS.

     On the date upon which you begin employment with Polaris, you will be granted a stock option to purchase up to 175,000 shares of Polaris' common stock at an exercise price per share equal to the fair market value (as defined in the Stock Option Plan) of a share of Polaris common stock on the date of grant.

     Polaris annually makes grants of stock options to its employees. As a Polaris employee, you will receive an additional stock option to purchase 50,000 shares of Polaris' common stock at an exercise price equal to the fair market value (as defined in the Stock Option Plan) of such shares on the date of grant at the same time that Polaris makes it annual awards of stock options to employees in each of 1999, 2000, 2001 and 2002.

     The stock options referred to above will be issued under the Stock Option Plan and will be subject to the provisions, terms and conditions of the Stock Option Plan and Polaris' standard form of stock option agreement as the same may be amended from time to time. A copy of Polaris' current form of stock option agreement is enclosed for your reference as Annex A.

     Additionally, you will receive a stock option to purchase up to 250,000 shares of Polaris common stock at an exercise price equal to 135% of the fair market value of such shares on the date you begin employment with Polaris (the "Target Price"). This stock option will be granted under the Stock Option Plan and subject to the provisions, terms and conditions of the Stock Option Plan and Polaris' standard form of stock option agreement, except that (i) it will become exercisable ("vest") on the date upon which the fair market value of Polaris shares meets or exceeds the Target Price, and (ii) if not then vested, it will terminate on the fifth anniversary of

Mr. Thomas C. Tiller
April 1, 1998
Page 3

your date of employment. Once vested, this stock option will expire on the tenth anniversary of the date of its grant, absent earlier expiration due to termination of your employment in accordance with the terms of Polaris' standard form of stock option agreement.

           B.  RESTRICTED SHARE AWARDS.

     On the date upon which you begin employment with Polaris you will receive a Performance Restricted Share Award of 25,000 shares of Polaris common stock. Such restricted shares will be issued under the Restricted Stock Plan and will be subject to the provisions, terms and conditions of the Restricted Stock Plan and Polaris' standard form of performance restricted share agreement. A copy of Polaris' current form of performance restricted share agreement is enclosed for your reference as Annex B.

     As a Polaris employee, you will receive an additional Performance Restricted Share Award of 25,000 shares of Polaris common stock at the same time that Polaris makes its annual restricted share awards to employees in each of 1999, 2000, 2001 and 2002.

     VI.   SUPPLEMENTAL BENEFITS AND PERQUISITES.

     At Polaris, you will participate in Polaris' benefit programs and receive the perquisites made available by Polaris to its executives including medical, dental, disability and life insurance coverage, financial planning and tax preparation services, 401(k) retirement savings plan and Supplemental Executive Retirement Plan participation and a country club membership. Additionally, you will have the use of Polaris' products in accordance with Polaris' guidelines. A summary of your benefits is enclosed herewith as Annex C.

     VII.  CHANGE IN CONTROL AGREEMENT.

     When you begin employment with Polaris, Polaris will enter into a Change in Control Agreement with you substantially in the form enclosed herewith as Annex D.

     VIII. RELOCATION EXPENSES; TRANSFER ALLOWANCE.

     Polaris will pay or reimburse you for the costs of relocating you and your family to the Minneapolis-St. Paul metropolitan area. Relocation costs are intended to include the costs of packing and shipping of household goods, the payment of real estate commissions and legal fees associated with the sale of your current home and the purchase of a home in the Minneapolis- St. Paul metropolitan area and travel expenses for you and your immediate family.

     Additionally, upon beginning your employment with Polaris, you will receive a one-time relocation amount of $100,000.

Mr. Thomas C. Tiller
April 1, 1994
Page 4

     IX.   TERMINATION PROVISIONS AND PAYMENTS.

           A. Your employment with Polaris may be terminated by Polaris with or without "Cause" (as defined below) at any time. You may terminate your employment with Polaris for "Good Reason" (as defined below) on or before December 31, 2000 or for any reason thereafter. For purposes of this agreement, "Cause" means any of (i) repeated violations of your employment obligations (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on your part and which are not remedied within thirty (30) days after written notice from Polaris specifying such violations; or (ii) conviction for (or plea of nolo contendere to) a felony involving moral turpitude, or dishonesty with respect to Polaris. For purposes of this agreement, "Good Reason" means any of (i) a material reduction in the scope of your authority and responsibility as an executive of Polaris (other than isolated, insubstantial actions not taken in bad faith and which are remedied by Polaris upon notice to Polaris, or as temporarily required due to your illness or injury), (ii) a reduction in your base compensation; (iii) Polaris requires your principal place of employment to be other than at its principal executive offices; or (iv) Polaris otherwise fails to perform any of its material obligations to you.

           B. If on or before December 31, 2000, Polaris terminates your employment without Cause or you terminate your employment with Polaris for Good Reason, Polaris will pay you:

     1. Your base salary pro rata through the date of termination at the time such salary would customarily be paid;

     2. An amount equal to (a) the Guaranteed Bonus Amount, if such termination is effective on or before December 31, 1999, or (b) the average cash bonus award paid to you calculated for the two previous fiscal years of Polaris if such termination is effective after December 31, 1999, in either case, pro rata through the date of termination at the time bonuses for the year of termination are customarily paid;

     3. Your base salary as then in effect for a two year period beginning on the date of such termination, payable in monthly installments at the time such base salary is customarily payable; and

     4. An amount equal to (a) twice the Guaranteed Bonus Amount, if such termination is effective on or before December 31, 1999, or (b) twice the average cash bonus award paid to you calculated for the two previous fiscal years of Polaris if such termination is effective after December 31, 1999, in either case, payable in two equal annual installments at the next two times that bonuses are customarily paid by Polaris.

Additionally, if on or before December 31, 2000, Polaris terminates your employment without Cause or you terminate your employment with Polaris for Good Reason, Polaris will provide you with medical and dental insurance coverage substantially the same as provided to other

Mr. Thomas C. Tiller
April 1, 1998
Page 5

executives of Polaris for a period ending on the earlier of (a) two years from the date of the termination of your employment or (b) the date upon which you become employed by another employer.

     C. If at any time Polaris terminates your employment for Cause or you terminate your employment without Good Reason, Polaris will pay you your base salary pro rata through the date of termination. Additionally, if after December 31, 2000, Polaris terminates your employment with or without cause or for any reason or you terminate your employment with Polaris with or without Good Reason, Polaris will pay you your base salary pro rata through the date of termination. Additionally, if your employment is terminated pursuant to the preceding two sentences you may purchase health insurance under the then existing applicable health insurance plans of Polaris in accordance with the applicable government requirements, including COBRA.

     D. In the event that you have not been elected Chief Executive Officer of Polaris by the Board of Directors of Polaris on or before the date of Polaris' 1999 Annual Shareholders Meeting and, on or before August 31, 1999, you have not reached a mutually satisfactory agreement with the Board of Directors of Polaris regarding the terms and conditions under which you will become Chief Executive Officer of Polaris you may, on or before September 30, 1999 provide Polaris with thirty days' advance written notice of your termination of your employment and in the event of such termination Polaris will pay you:

     1.    Your base salary pro rata through the date of termination;

     2. An amount equal to the Guaranteed Bonus Amount pro rata through the date of termination at the time bonuses for the year of termination are customarily paid;

     3. Your base salary as then in effect for a three year period beginning on the date of such termination, payable in monthly installments at the time such base salary is customarily payable; and

     4. An amount equal to three times the Guaranteed Bonus Amount, payable in three equal annual installments at the next three times bonuses are customarily paid by Polaris.

Additionally, Polaris will provide you with medical and dental insurance coverage substantially the same as provided to other executives of Polaris for a period ending on the earlier of (a) two years from the date of termination of your employment or (b) the date upon which you become employed by another employer.

     E. In the event your employment is terminated under this Article IX before a cash bonus for any preceding fiscal year has been paid, Polaris will pay you your cash bonus for such preceding fiscal year at the time such bonuses are paid to other executives of Polaris.

Mr. Thomas C. Tiller
April 1, 1998
Page 6

All amounts payable under this Agreement will be net of any applicable requisite tax withholding and in lieu of any other rights or claims you may have against Polaris including under the Change in Control Agreement referred to in Article VII above, all of which such rights or claims you hereby waive.

     X.    PROPRIETARY INFORMATION; NONCOMPETITION.

     PROPRIETARY INFORMATION

     Except with the prior written permission of Polaris, you agree that you will not, through the actual date of any termination of your employment with Polaris and for a period of 60 months thereafter, disclose or use any Proprietary Information (as defined below) of Polaris or any of its subsidiaries of which you become informed during your employment with Polaris, whether or not developed by you, except as required by your duties to Polaris or any of its subsidiaries. Proprietary Information means, as to Polaris or any of its subsidiaries, business plans, operating plans, procedures or manuals, financial statements, projections or reports, or other confidential information of the Company, excluding, however, (i) such information which is then or later becomes generally available to the public other than through you; (ii) such information which is received by you from a third party owing no obligation of confidentiality to Polaris; and (iii) such information which has been or is later disclosed by Polaris to an unrelated third party on a nonconfidential basis. Information does not lose its Proprietary Information status merely because it was known by other persons or entities or because it did not entirely originate with Polaris. Upon termination of your employment with Polaris for any reason, you agree to deliver to Polaris all materials (in whatever form or format) that include Proprietary Information. You agree and understand that the Proprietary Information and all information contained therein shall be at all times the property of Polaris. Further, upon termination of your employment for any reason, you agree to make available to any person designated by Polaris or any of its subsidiaries all information concerning pending or preceding transactions which may affect the operation of Polaris or any of its subsidiaries about which you have knowledge.

     NONCOMPETITION.

     It is mutually acknowledged that by virtue of your employment hereunder, Polaris and its subsidiaries will divulge and make accessible to you, and you will become possessed of, certain valuable and confidential information concerning the business and operations of Polaris and its subsidiaries. Without limitation it is also specifically acknowledged that great trust on the part of Polaris and its subsidiaries will reside in you because your duties will include involvement in the management, promotion and development of Polaris' operations and business. Accordingly, it is necessary to enter into the following protective agreements:

     (a) You agree with Polaris and for the benefit of Polaris and its subsidiaries through the actual date of termination of your employment, and for a period of two years thereafter, you will not own or have any interest in and will not, on your behalf or on the behalf of any third party, perform any services for, directly or indirectly, any person or entity (a "Polaris Competitor") which engages in a business that Polaris or any of its subsidiaries conducts or contemplates conducting in the near

Mr. Thomas C. Tiller
April 1, 1998
Page 7

           future at the time of the termination of your employment (each, a "Competitive Activity"), except that you may own up to 1% of the outstanding securities of any corporation if such securities are registered under the Securities Exchange Act of 1934, as amended and you may provide services for businesses of Polaris Competitor that are not engaged in or provide goods or services to a Competitive Activity.

     (b) You agree that during your employment with Polaris and for a period of two years following the termination of such employment that you will not, either directly or indirectly, on your own behalf or in the service or on behalf of others solicit, divert or hire away, or in any manner attempt to solicit, divert or hire away any full-time employee of Polaris or any of its subsidiaries, and whether or not such employment was pursuant to a written or oral contract of employment and whether or not such employment was for a determined period or was at-will.

You understand and agree that a breach by you of any of the provisions of this Agreement may cause Polaris or its subsidiaries irreparable injury and damage which cannot be compensible by receipt of money damages. You, therefore, expressly agree that Polaris and its subsidiaries shall be entitled, in addition to any other remedies legally available to it, to injunctive and/or other equitable relief to prevent a breach of this Agreement or any part hereof.

     Neither this Agreement nor anything contained herein shall be construed as conferring upon you or Polaris the right to your continued employment by Polaris after December 31, 2001.

     This Agreement is entered into in the State of Minnesota and shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Minnesota.


     This Agreement constitutes the entire understanding of the parties hereto and supercedes all prior understandings, whether written or oral, between the parties with respect to your employment with Polaris.

Mr. Thomas C. Tiller
April 1, 1998
Page 8

     Please sign and return a copy of this letter indicating that you accept our offer and confirming the terms of your employment. The Board of Directors join me in welcoming you to Polaris.


                                   Very truly yours,

                                   /s/ W. Hall Wendel, Jr.

                                   W. Hall Wendel, Jr.
                                   Chairman and Chief Executive Officer



Accepted and Confirmed:

April 1, 1998



/s/ Thomas C. Tiller
-------------------------------
Thomas C. Tiller